EX-99.B-77D(a)

SUB-ITEM 77D(a): The type of securities (e.g. bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security.

IVY FUNDS

Supplement dated February 11, 2014 to the

Ivy Funds Prospectus dated July 31, 2013

and as supplemented October 2, 2013, November 6, 2013, November 21, 2013,

November 25, 2013 and January 2, 2014

On February 11, 2014, the name of the Ivy Pacific Opportunities Fund was changed to Ivy Emerging Markets Equity Fund and its strategy was changed to reflect a concentration in emerging markets equity securities, all as described in a separate prospectus for the Ivy Emerging Markets Equity Fund. Accordingly, effective February 11, 2014, all references to the Ivy Pacific Opportunities Fund are removed from this Prospectus.

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The following replaces the first paragraph of the “Principal Investment Strategies” section on page 95 of the Ivy Funds Prospectus for Ivy Managed European/Pacific Fund:

Ivy Managed European/Pacific Fund seeks to enable investors to own a portfolio of stocks of European and emerging market companies by investing primarily in Class I shares of Ivy European Opportunities Fund and Ivy Emerging Markets Equity Fund (formerly known as Ivy Pacific Opportunities Fund) (each, an underlying fund). Each underlying fund, in turn, invests in a diversified portfolio of primarily foreign equity securities of issuers located/operating within Europe and emerging market countries, respectively. IICO believes that these regions can complement one another in seeking to achieve the Fund’s objective.

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The following replaces the chart at the end of the second paragraph of the “Principal Investment Strategies” section on page 95 of the Ivy Funds Prospectus for Ivy Managed European/Pacific Fund:

Underlying Fund	Maximum Allocation	Minimum Allocation
Ivy Emerging Markets Equity Fund	90%	10%
Ivy European Opportunities Fund	90%	10%

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The following replaces the first sentence of the fifth paragraph of the “Principal Investment Strategies” section on page 95 of the Ivy Funds Prospectus for Ivy Managed European/Pacific Fund:

By owning shares of the underlying funds, the Fund indirectly holds primarily equity securities of any size European company and of companies that are (i) from countries considered to be emerging market countries or (ii) economically linked to emerging market countries, including, but not limited to, companies whose securities are traded mainly on markets located within the Pacific region, organized under the laws of a Pacific region country or issued by any company with more than half of its business in the Pacific region.

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The following replaces the chart at the end of the second paragraph of the “Principal Investment Strategies” section on page 100 of the Ivy Funds Prospectus for Ivy Managed International Opportunities Fund:

Underlying Fund	Maximum Allocation	Minimum Allocation
Ivy Emerging Markets Equity Fund	60%	10%
Ivy European Opportunities Fund	60%	10%
Ivy Global Income Allocation Fund	60%	10%
Ivy International Core Equity Fund	60%	10%
Ivy International Growth Fund	60%	10%

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The following replaces the fifth paragraph of the “Principal Investment Strategies” section on page 100 of the Ivy Funds Prospectus for Ivy Managed International Opportunities Fund:

By owning shares of the underlying funds, the Fund indirectly holds primarily equity securities of international, including emerging market and, to a lesser extent, U.S. companies of any size as well as a modest amount of fixed-income securities.

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The following is added as the last sentence in the third paragraph under the “Additional Information about Principal Investment Strategies, Other Investments and Risks – Ivy High Income Fund” section on page 169:

The Fund may purchase shares of other investment companies subject to the restrictions and limitations of the 1940 Act.

IVY FUNDS

Supplement dated November 25, 2013 to the

Ivy Funds Prospectus dated July 31, 2013

and as supplemented October 2, 2013, November 6, 2013 and November 21, 2013

On November 12, 2013, the Board of Trustees (the “Board”) of Ivy Funds (the “Trust”) approved a change to the name and investment strategies of Ivy Pacific Opportunities Fund, which changes are expected to become effective 60 days after the filing of an amendment to the Trust’s registration statement detailing such changes. The amendment to the Trust’s registration statement is expected to be filed on or about November 25, 2013. The new name of the Fund will be Ivy Emerging Markets Equity Fund. Certain of the changes to the Fund will include (i) changing the Fund’s current 80% policy to: under normal circumstances, the Fund will invest at least 80% of its net assets, plus any borrowings for investment purposes, in equity securities, primarily common stock, of companies from countries considered to be emerging market countries or economically linked to emerging market countries; (ii) changing the Fund’s emphasis on large and mid cap companies to investing in companies of any market capitalization, including large, mid and small capitalization companies; (iii) the addition of the following policy: subject to diversification limits, the Fund may invest up to 20% of its total assets in precious metals; (iv) the addition of the following policy: the Fund may gain exposure to commodities by investing in a subsidiary organized in the Cayman Islands; and (v) changing the Fund’s benchmark from the MSCI AC Asia Ex Japan Index to the MSCI Emerging Markets Index. In addition, new risks to the Fund will include Small Company Risk as a principal risk for the Fund and Commodities Risk and Subsidiary Investment Risk as non-principal risks. Definitions for each of these risks can be found in the Ivy Funds’ Statutory Prospectus, dated July 31, 2013, which can be found online now at www.ivyfunds.com/prospectus.

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The following replaces the first and second paragraphs of the “Principal Investment Strategies” section on page 74 of the Ivy Funds Prospectus for the Ivy European Opportunities Fund:

Ivy European Opportunities Fund invests, under normal circumstances, at least 80% of its net assets in the equity securities of European companies. While the Fund tends to favor securities issued by large capitalization European companies, it may invest in securities issued by European companies of any size that provide investment opportunities. The Fund typically invests in companies located in the more developed markets of Europe, but also may, to a lesser extent, invest in issuers located or doing business in countries with new or comparatively underdeveloped economies. The Fund may invest up to 100% of its total assets in foreign securities.

In selecting securities for the Fund, Ivy Investment Management Company (IICO), the Fund’s investment manager, combines a top-down, macro approach with a bottom-up stock selection process, using a combination of industry dynamics, country analysis, and individual stock selection in comprising the portfolio. It seeks to determine the most appropriate sectors and geographies to benefit from its top-down analysis and generally selects companies based on an analysis of a wide range of fundamental factors, including: valuation, earnings growth, cash generation, balance sheet strength, competitive advantage, sustainable growth rate, as well as factors such as market position, strategic outlook and management strength.

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The following replaces the first and second sentences of the first paragraph of the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section for Ivy European Opportunities Fund on page 173 of the Ivy Funds Prospectus:

The Fund seeks to achieve its objective to provide growth of capital by investing primarily in equity securities of companies located or otherwise doing business in European countries, including in European emerging markets when IICO believes that market conditions in these countries are favorable, and covering a broad range of economic and industry sectors. IICO searches across the valuation spectrum for what it believes are securities of companies benefiting from its top-down view and/or have compelling fundamental characteristics, including valuation, competitive advantage, sustainable growth rate, and management strength.